Exhibit 99.1

Genpact Reports 2007 Fourth Quarter and Full Year Results

2007 Full Year Revenues Grow 34%,

Adjusted Income from Operations Increases 38%

Gurgaon, India and New York, NY, March 19, 2008 – Genpact Limited (NYSE: G), which manages business processes for companies around the world, today announced financial results for the fourth quarter and full year ended December 31, 2007.

Key Financial Results - Full Year 2007

•                  Revenues were $822.7 million in 2007, up 34.2% from 2006. Organic growth, or revenues excluding acquisitions, was 27.7%.

•                  Adjusted income from operations was $131.9 million in 2007, up 38.5% from 2006.

•                  2007 adjusted income from operations margin increased by 50 basis points to 16.0% from 15.5% in 2006.

•                  Net income was $56.4 million for the year, up 41.9% from $39.8 million in 2006; 2007 net income margin increased slightly to 6.9% from 6.5% in 2006.

Key Financial Results - Fourth Quarter 2007

•                  Fourth quarter revenues were $231.6 million, up 30.3% from the fourth quarter of 2006, and up 8.0% from the third quarter of 2007.

•                  Adjusted income from operations for the fourth quarter increased 54.2% to $43.3 million as compared to the fourth quarter of 2006 and 18.0% from the third quarter of 2007.

•                  Adjusted income from operations margin was 18.7% for the fourth quarter, up from 15.8% in the fourth quarter of 2006 and up from 17.1% in the third quarter of 2007.

•                  Net income for the fourth quarter was $31.2 million, up 109.5% from the fourth quarter of 2006 and up 91.0% from the third quarter of 2007; net income margin for the fourth quarter increased to 13.5% from 8.4% in the fourth quarter of 2006.

Growth with Global Clients and GE

Pramod Bhasin, Genpact’s President and CEO said, “2007 was an outstanding year for Genpact.  We achieved a number of milestones while delivering strong operational and financial performance that exceeded our targets for the year. We transitioned to a publicly-traded company listed on the New York Stock Exchange.  Demand for our services remains strong, as clients look to Genpact to provide value for their businesses, including in the current economic environment.  Revenues were up 34% for the year, driven by growth with existing Global Clients as well as growth with GE that exceeded plan.  We also saw increasing demand for services from our delivery centers in Europe and China, as we continue to diversify and drive growth across key geographic markets.”

Revenues from clients other than GE, which we refer to as Global Clients revenues, grew 114.9% over 2006 (organic growth was 91.1%), driven by our ability to grow with our existing clients across the spectrum of our diverse services and solutions.  In addition, we added a number of clients from a wide range of industries and geographies in 2007, with whom we believe we can grow substantially in the longer term.  Among these new additions are:

•                  A leading global vehicle rental company, operating in over 125 countries across six continents

•                  One of the world’s premier hotel and hospitality companies with properties in over 40 countries

•                  An insurance and financial services company providing financial protection, wealth accumulation and income management products

•                  A leading global financial management and advisory company

•                  A global manufacturer of audio, video communications and information technology products for consumer and professional markets

•                  A major North American automotive components manufacturer

•                  A leading global internet portal and brand

Our growth with GE in 2007 exceeded our targets.  GE revenues for 2007 grew 11.0% over 2006, prior to adjustments for dispositions by GE of businesses that we continue to serve, exceeding our targets for 2007.  Bhasin remarked, “We continue to have strong and growing relationships with GE businesses.  In addition, GE is  supportive of our growth with Global Clients and continues to serve as a strong reference.”

Revenue per employee in 2007 increased to $28,200 from $26,400 in 2006 reflecting a combination of higher value and higher revenue work we are doing for clients, as well as our ability to improve pricing.

As of December 31, 2007, Genpact had 32,700 employees worldwide, an increase from 26,100 at the end of 2006. Our attrition rate for the entire year, measured from day one (not six months or post training), was 30% compared to 32% in 2006.  Our attrition would be 22% if measured post six months as many in our industry do.

Diversified Business Model

Genpact’s clients are in a diverse range of industries.  Approximately 44% of our 2007 revenues came from banking, financial services and insurance clients.  Approximately one-quarter of those revenues came from insurance clients, with the remainder distributed among consumer, commercial and investment banks and asset management clients.  About 42% of 2007 revenues came from manufacturing clients, which include aircraft, infrastructure, automotive, healthcare and pharmaceuticals businesses.  Our remaining revenues for 2007 came from clients providing healthcare, transportation and logistics, media and entertainment and hospitality services.

Among the many services and solutions we provide to our clients, in 2007, the mix between business process services and IT services revenues has remained fairly constant at approximately 76% and 24% of revenues, respectively.  While we do not manage our business by service offerings, finance and accounting represented roughly 40% of our revenues.  Supply chain and procurement services, together with analytics, combined to contribute more than 13% of revenues.  On the IT side, the share between our IT services and software offerings is approximately even.

Bhasin added, “Our model of growing with existing clients positions us well.  The strength of our client relationships and the diverse group of leading companies that work with us provide a strong foundation for growth.  Our global delivery capabilities and our focus on operating excellence combined with the depth of our Six Sigma, Lean and Re-engineering talent enable us to drive end-to-end value for our clients.  In 2007, more than 90% of our growth came from existing clients.  We expect 80-85% of our growth in 2008 to come from existing clients.”

In 2007, 18 client relationships each accounted for $5 million or more of our annual revenues, up from seven in 2006.  Of those, three client relationships each accounted for $25 million or more of our annual 2007 revenues.  We believe that several of the remaining 15 clients accounting for $5 million of more of 2007 revenues, as well as some of our newer clients, can each grow to $25 million or more in annual revenues over the long term.

Improving Profitability

For 2007 we improved our adjusted operating income margin by 50 basis points to 16.0% from 15.5% in 2006.  Significantly, we accomplished this while continuing to invest for growth and incurring additional expenses as a public company.  Our revenue growth with existing clients provided the scale necessary to enhance management of our operating costs by optimizing utilization of our investments in infrastructure, IT and telecom, controlling wage inflation, moving to Tier 2 cities, and increasing supervisory spans — all to drive efficiency and productivity.

                We generated $150 million of cash from operations in 2007 up from $37 million in 2006, primarily due to higher profits and better working capital management.

2008

Bhasin continued, “We had a strong fourth quarter and a terrific 2007.  We anticipate that our recognized value proposition will enable us to drive growth throughout the year and achieve our financial goals.  We are actively engaging our clients in discussions and continuously enhancing our service offerings to help them navigate the current environment.  For 2008, our focus will continue to be on expanding our existing client relationships.  In addition, we are pushing a number of initiatives to provide end-to-end solutions that address client needs, such as our “Cash is King” solution, that helps companies maximize cash flow and decrease working capital needs.  Finally, we will continue to use our deep pool of Six Sigma and Lean trained teams to lead re-engineering projects and to drive process excellence.”

“For the full year 2008, we expect organic revenue growth in the range of 25-27%.  We also expect adjusted operating income margin to improve slightly by 10-30 bps to 16.1-16.3%.  We are committed to the long-term growth and stability of our business and to consistently generating value for our shareholders.” Bhasin concluded.

Impact of 2007 Taxes on Net Income

As noted for prior periods in 2007, net income in 2007 reflects the impact of increased taxes resulting from the partial expiration of Genpact’s current tax holiday in India starting on March 31, 2007. However, during the fourth quarter of 2007, we received a favorable tax ruling relating to a potential Hungarian minimum tax, thereby eliminating a previously booked reserve of $10.1 million in 2007 which was reversed in the fourth quarter of 2007.

During our earnings call for the third quarter of 2007, we indicated that as a result of an internal restructuring and consequent change in tax status of one of our legal entities we were required to recalculate certain of our existing deferred tax assets and liabilities at U.S. Federal and state tax rates which we estimated would produce a one-time, non-cash charge for deferred tax liability of approximately $22 million to $29 million, due principally to unrealized gains on certain rupee-dollar hedges.

The recalculation process involved a detailed and complex analysis of the tax implications of the restructuring and change in entity tax status, and the unrealized taxable gains and consequent deferred tax liability are much less than estimated earlier.  In addition, calculation of certain other deferred tax assets arising out of the restructuring and change in entity tax status resulted in a credit to the income statement for the fourth quarter of 2007.  The net effect of these calculations resulted in a one-time, non-cash benefit to the 2007 income statement of $1.3 million.

Conference Call

Genpact management will host a conference call at 8:00 a.m. (Eastern) on March 20, 2008 to discuss the company’s performance for the fourth quarter and full year ended December 31, 2007. To participate, callers can dial 1-800-510-9834 from within the U.S. or 1-617-614-3669 from any other country. Thereafter, callers need to enter the participant passcode which is 74392416.

For those who cannot participate in the call, a replay and Podcast will be available on our website, www.genpact.com, after the end of the call. A transcript of the call will also be made available on our website.

About Genpact

Genpact manages business processes for companies around the world. The company combines process expertise, information technology and analytical capabilities with operational insight and experience in diverse industries to provide a wide range of services using its global delivery platform. Genpact helps companies improve the ways in which they do business by applying Six Sigma and Lean principles plus technology to continuously improve their business processes. Genpact operates service delivery centers in India, China, Hungary, Mexico, the Philippines, the Netherlands, Romania, Spain and the United States.  For more info: www.genpact.com.

Safe Harbor

This press release contains certain statements concerning our future growth prospects and forward-looking statements, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those in such forward-looking statements.  These risks and uncertainties include but are not limited to the risks and uncertainties arising from our past and future acquisitions, slowdown in the economies and sectors in which our clients operate, a slowdown in the BPO and IT Services sectors, our ability to manage growth, factors which may impact our cost advantage, wage increases, our ability to attract and retain skilled professionals, risks and uncertainties regarding fluctuations in our earnings, general economic conditions affecting our industry as well as other risks detailed in our reports filed with the U.S. Securities and Exchange Commission, including the Company’s Registration Statement in Form S-1.  These filings are available at www.sec.gov.  Genpact may, from time to time make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders.  Although, the company believes that these forward-looking statements are based on reasonable assumptions, you are cautioned not to pay undue reliance on these forward-looking statements, which reflect management’s current analysis of future events.  The company does not undertake to update any forward-looking statements that may be made from time to time by or on behalf of the company.

Contact

Investors	Roanak Desai
+91 (124) 402-2716
roanak.desai@genpact.com

Media	David Jensen	Anita Trehan
	+1 (203) 252 8562	+91 (124) 402 2726
david.jensen@genpact.com
anita.trehan@genpact.com

GENPACT LIMITED AND ITS SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share data)

	As of December 31,	As of December 31,
	2006	2007
Assets
Current assets
Cash and cash equivalents	$35,430	$279,306
Accounts receivable, net	43,854	99,354
Accounts receivable from a significant shareholder, net	97,397	93,307
Short term deposits with a significant shareholder	1,010	35,079
Deferred tax assets	1,144	9,683
Due from a significant shareholder	10,236	8,977
Prepaid expenses and other current assets	53,829	146,155
Total current assets	242,900	671,861

Property, plant and equipment, net	157,976	195,660
Deferred tax assets	1,549	2,196
Investment in equity affiliate	—	197
Customer-related intangible assets, net	119,680	99,257
Other intangible assets, net	11,908	10,375
Goodwill	493,452	601,120
Other assets	53,827	162,800
Total assets	$1,081,292	$1,743,466

GENPACT LIMITED AND ITS SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share data)

	As of December 31,	As of December 31,
	2006	2007
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$83,000	$—
Current portion of long-term debt	19,383	19,816
Current portion of long-term debt from a significant shareholder	1,131	1,125
Current portion of capital lease obligations	64	38
Current portion of capital lease obligations payable to a significant shareholder	1,686	1,826
Accounts payable	9,230	12,446
Income taxes payable	1,617	7,035
Deferred tax liabilities	1,858	20,561
Due to a significant shareholder	8,928	8,930
Accrued expenses and other current liabilities	136,949	199,663
Total current liabilities	$263,846	$271,440

Long-term debt, less current portion	118,657	100,041
Long-term debt from a significant shareholder, less current portion	3,865	2,740
Capital lease obligations, less current portion	—	137
Capital lease obligations payable to a significant shareholder, less current portion	3,067	2,969
Deferred tax liabilities	20,481	40,738
Due to a significant shareholder	7,019	8,341
Other liabilities	39,662	63,265
Total liabilities	$456,597	$489,671

Minority interest	—	3,066

Stockholders’ equity
2% Cumulative Series A convertible preferred stock, 3,077,868 and 0 authorized, issued and outstanding, $208,577 and $0 aggregate liquidation value as of December 31, 2006 and 2007, respectively	95,414	—
5% Cumulative Series B convertible preferred stock, 3,017,868 and 0 authorized, issued and outstanding, $216,502 and $0 aggregate liquidation value as of December 31, 2006 and 2007, respectively	93,554	—
Preferred stock, $0.01 par value, 250,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 71,390,738 and 500,000,000 authorized, 71,390,738 and 212,101,874 shares issued and outstanding as of December 31, 2006 and 2007, respectively	714	2,121
Additional paid-in capital	494,325	1,000,179
Retained earnings	5,978	26,469
Accumulated other comprehensive income (loss)	(15,295)	221,960
Treasury stock, 3,628,130 and 0 common stock, and 59,000 and 0 2% Cumulative Series A convertible preferred stock as of December 31, 2006 and 2007, respectively	(49,995)	—
Total stockholders’ equity	624,695	1,250,729
Commitments and contingencies	—	—
Total liabilities, minority interest and stockholders’ equity	$1,081,292	$1,743,466

GENPACT LIMITED AND ITS SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data)

	Year ended December 31,
	2005	2006	2007
Net revenues
Net revenues from services — significant shareholder	$449,672	$453,305	$481,033
Net revenues from services — others	42,222	158,282	340,158
Other revenues	—	1,460	1,493
Total net revenues	491,894	613,047	822,684
Cost of revenue
Services	303,963	359,791	514,330
Others	—	1,090	1,133
Total cost of revenue	303,963	360,881	515,463
Gross profit	187,931	252,166	307,221

Operating expenses:
Selling, general and administrative expenses	117,469	159,203	231,320
Amortization of acquired intangible assets	47,010	41,715	36,938
Foreign exchange (gains) losses, net	12,784	13,021	(43,577)
Other operating income	(6,185)	(4,930)	(4,264)
Income from operations	$16,853	$43,157	$86,804

Other income (expense), net	(6,146)	(9,235)	(5,196)

Income before share of equity in (earnings)/loss of affiliate, minority interest and income taxes	10,707	33,922	81,608

Equity in loss of affiliate	—	—	255

Minority interest	—	—	8,387

Income taxes expense (benefit)	(6,397)	(5,850)	16,543
Net Income	$17,104	$39,772	$56,423

GENPACT LIMITED AND ITS SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data)

	Three months period ended,
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(unaudited)
Statement of income data:
Total net revenues	$175,981	$200,492	$214,562	$231,649
Cost of revenue	109,885	128,513	133,090	143,974
Gross profit	66,096	71,979	81,472	87,675
Income from operations	10,572	19,581	25,551	31,101
Income before share of equity in earnings/loss of affiliate, minority interest and income taxes	6,991	16,083	24,932	33,602
Net income	$1,846	$7,093	$16,323	$31,161

	Three months period ended,
	March 31,2006	June 30, 2006	September 30, 2006	December 31, 2006
	(unaudited)
Statement of income data:
Total net revenues	$131,897	$140,956	$162,386	$177,808
Cost of revenue	77,986	85,753	93,511	103,631
Gross profit	53,911	55,203	68,875	74,177
Income from operations	4,195	7,408	15,000	16,555
Income before share of equity in earnings/loss of affiliate, minority interest and income taxes	3,640	4,778	10,770	14,734
Net income	$5,068	$7,022	$12,805	$14,877

Reconciliation of Adjusted Non-GAAP Financial Measures to GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measure defined by the Securities and Exchange Commission as a non-GAAP financial measures: non-GAAP adjusted income from operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure, the financial statements prepared in accordance with GAAP and the reconciliations of Genpact’s GAAP financial statements to such non-GAAP measure should be carefully evaluated.

For its internal management reporting and budgeting purposes, Genpact’s management uses financial statements that do not include stock-based compensation expense related to employee stock options, amortization of acquired intangibles at formation and additional depreciation due to mark-to-market adjustment at formation for financial and operational decision-making, to evaluate period-to-period comparisons or for making comparisons of Genpact’s operating results to that of its competitors. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), Genpact’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation, amortization of acquired intangibles and additional depreciation due to mark-to-market adjustment at formation allows investors to make additional comparisons between Genpact’s operating results to those of other companies. The Company also believes that it is unreasonably difficult to provide its financial outlook in accordance with GAAP for a number of reasons including, without limitation, the Company’s inability to predict its future stock-based compensation expense under FAS 123(R) and the amortization of intangibles associated with further acquisitions, if any.  Accordingly, Genpact believes that the presentation of non-GAAP adjusted income from operations, when read in conjunction with the Company’s reported results, can provide useful supplemental information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

A limitation of using non-GAAP adjusted income from operations versus net income calculated in accordance with GAAP is that non-GAAP adjusted income from operations excludes costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be a significant recurring expense in Genpact’s business for the foreseeable future. Management compensates for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP Adjusted Income from Operations and evaluating such non-GAAP financial measure with financial measures calculated in accordance with GAAP.

The following table shows the reconciliation of this adjusted financial measure from GAAP for the three months and year ended December 31, 2007 and the year ended December 31, 2006:

Reconciliation of Adjusted Income from Operations

(Unaudited)

(In thousands)

	Year Ended December 31,		Quarter Ended December 31,
	2006	2007	2006	2007

Income from operations as per GAAP	$43,157	$86,804	$16,555	$31,101
Add: Amortization of acquired intangible assets resulting from Formation Accounting	42,738	35,764	9,990	8,595
Add: Additional depreciation due to fair value adjustment resulting from Formation Accounting	2,056	2,056	514	514
Add: Stock based compensation	4,501	13,021	917	4,112
Add: FBT Impact on Stock based compensation recovered from employees		507		507
Add: Gain / (loss) on interest rate swaps	1,648	(41)	(50)	(131)
Add: Other income	1,070	2,383	156	1,352
Less: Equity in loss of affiliate	—	(255)	—	(114)
Less: Minority interest	—	(8,387)	—	(2,633)
Adjusted income from operations	$95,170	$131,852	$28,082	$43,303